Exhibit 99.1

PRESS RELEASE

Vicky A. Bailey Elected to Occidental Board of Directors

HOUSTON — March 23, 2022 — Occidental (NYSE: OXY) announced today that Vicky A. Bailey, President of Anderson Stratton International, LLC (ASI) and a former equity partner of BHMM Energy Services, LLC, has been elected to its Board of Directors, effective March 22, 2022.

Ms. Bailey has more than 35 years of experience within the energy sector. In addition to her role as President of ASI, a strategic consulting and government relations entity, she was a founding partner at BHMM Energy Services, a certified minority-owned energy facility management company contracted to manage the Central Energy Plant at the Indianapolis Airport Midfield Terminal, from 2006 to 2013. Ms. Bailey also served as Assistant Secretary, U.S. Department of Energy for domestic policy and international affairs from 2001 to 2004. She was a Commissioner on the Federal Energy Regulatory Commission from 1993 to 2000 and a Commissioner of the Indiana Utility Regulatory Commission from 1986 to 1993.

"Vicky brings a distinguished 35-year career in the public and private energy sectors to Occidental's Board that will help deliver value to our shareholders," said Steve Chazen, Chairman of the Board. "Throughout her career, she focused on developing and implementing energy policy, provided strategic guidance to energy companies as a board member, and strengthened relationships with other nations to foster energy security."

Regarding her appointment to the Board, Ms. Bailey stated, "This is a pivotal time to join Occidental as the company advances its Pathway to Net Zero. I'm honored and excited to serve on Occidental's Board. The business is expanding, standing up leading-edge, carbon-reducing technologies, products, and services."

Ms. Bailey is currently a board member with Cheniere Energy, Equitrans Midstream Corporation, PNM Resources, and previously with EQT Corporation. She has also served as Vice Chair and the U.S. representative to the International Energy Agency, working with all energy-producing countries. Domestically, Ms. Bailey oversaw the development and implementation of energy policy in clean coal technologies, nuclear power, crude oil production, natural gas development, and LNG production. Previously, she was the President of PSI Energy, Inc., Indiana’s largest electric utility and a subsidiary of Cinergy Corp. (now Duke Energy). Ms. Bailey has a Bachelor of Science in Industrial Management from the Krannert School of Management at Purdue University and completed the Advanced Management Program at the Wharton School of the University of Pennsylvania.

About Occidental

Occidental is an international energy company with assets in the United States, Middle East and North Africa. We are one of the largest oil producers in the U.S., including a leading producer in the Permian and DJ basins, and offshore Gulf of Mexico. Our midstream and marketing segment provides flow assurance and maximizes the value of our oil and gas. Our chemical subsidiary OxyChem manufactures the building blocks for life-enhancing products. Our Oxy Low Carbon Ventures subsidiary is advancing leading-edge technologies and business solutions that economically grow our business while reducing emissions. We are committed to using our global leadership in carbon management to advance a lower-carbon world. Visit oxy.com for more information.

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